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                                                                     EXHIBIT 2.4


                       (ESCALON MEDICAL CORP. LETTERHEAD)


                                January 14, 2000


Mr. Louis Katz
Sonomed, Inc.
3000 Marcus Avenue
Lake Success, NY  11042

         RE: BONUS PLAN FOR MANAGEMENT EMPLOYEES OF SONOMED, INC. ("SONOMED") UPON THE PURCHASE OF ALL OF THE OUTSTANDING CAPITAL STOCK OF SONOMED BY ESCALON MEDICAL CORP. ("ESCALON")

Dear Lou:

         In connection with Escalon's purchase of all of the outstanding capital stock of Sonomed and in consideration of your agreement to continue in the employ of Sonomed, Escalon hereby agrees that during the period in which your Employment Agreement continues in effect (including during the initial term and/or any renewal term) and during any period during which, pursuant to your Employment Agreement with Sonomed, you shall be entitled to continue to receive any payment of your Base Salary (as therein defined), including during or after the termination of your employment, Escalon will cause Sonomed to pay and Sonomed shall pay quarterly bonuses to you and such other management employees of Sonomed, if any, as you, after consultation with Escalon in your absolute discretion, shall designate in the aggregate amount of at least 3% of Sonomed's Net Sales (as hereinafter defined) for the respective calendar quarter. Each quarterly bonus amount will be allocated among the management employees of Sonomed as you, after consultation with Escalon, shall determine in your absolute discretion.

         As used herein the term Net Sales shall mean the difference between (a) gross sales reported for financial statement purposes derived from the sale by Sonomed or any affiliate of Sonomed of any of the products currently sold by Sonomed, as well as any other products derived from such products, and/or any new products developed or acquired by Sonomed (collectively, the "Products"); and (b) the following deductions where factually applicable: (i) discounts and rebates allowed and taken, in amount customary to the trade; (ii) outbound transportation and insurance charges billed to the customer or prepaid; (iii) sales, excise, use, turnover, inventory, value-added and similar taxes and/or duties imposed upon and with specific reference to the particular sales of the Products; (iv) any commissions paid by Sonomed or any such affiliate to any distributor (but excluding any representative) in connection with such sales;
(v) samples provided to sales representatives and distributors at no cost; (vi) bad debts (net of recoveries) recognized on Product sales; and (vii) free replacements or amounts refunded or credited upon purchase price on returned or defective Products. Sales shall be accounted for when invoiced. Creditors and refunds shall be accounted for when allowed.


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         On or before the 45th day after the end of each such calendar quarter,
Sonomed shall deliver to you a statement that shall contain a statement of the Net Sales during such quarter, which shall be accompanied by a check or checks for the bonuses payable to the person(s) you designate.

         You will have the right to inspect the books and records of Sonomed or any affiliate involved in the sale of the Product to verify the amounts payable hereunder.

         It is further agreed that if Sonomed shall fail to make any payment of the bonus to you or your designee(s), if any, as required by this letter and such failure shall not be cured within ten days after written notice of such breach you shall have the right to terminate your Employment Agreement pursuant to Section 6(b) thereof.

         Any dispute, claim or controversy arising out of or in connection with this letter shall be formally determined by arbitration as provided for in
Section 12 of your Employment Agreement.

         This letter shall be binding upon Escalon and Sonomed and their respective successors and assigns and shall inure to your benefit and the benefit of your heirs and beneficiaries.

         This letter contains a complete statement of its subject matter and may not be amended orally.

         Please acknowledge your agreement and acceptance of the foregoing terms by signing below.

                                             Sincerely,

                                             ESCALON MEDICAL CORP.


                                             By: /s/ Richard J. DePiano
                                                --------------------------------

                                             Title: Chairman and CEO
                                                   -----------------------------


Agreed and Accepted:


/s/ Louis Katz
---------------------------------
Louis Katz



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